Exhibit 3.20

FIRST AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

STANTECH, INC.

StanTech, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The name of the Corporation is “StanTech, Inc.” The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on July 28, 1992.

2. The Corporation filed an amended plan of reorganization under chapter 11 of title 11 of the United States Code on March 26, 2010 (the “Plan”), as confirmed on May 12, 2010 by the United States Bankruptcy Court for the District of Delaware.

3. Pursuant to the provisions of Sections 242 and 245 of the DGCL, the undersigned Corporation does hereby certify that the text of the Certificate is hereby amended and restated to read as follows:

FIRST: The name of the Corporation is StanTech, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Canter, 1209 Orange Street, Wilmington, in the County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted are to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The total number of shares of stock that the Corporation shall have authority to issue is One Thousand (1,000), all of which shall be Common Stock with a par value of $.01 per share. Notwithstanding any other provisions contained herein to the contrary, the Corporation shall not issue nonvoting equity securities. The prohibition on issuance of nonvoting equity securities is included in this Certificate in compliance with Section 1123(a)(6) of the Bankruptcy Code (11 U.S.C. §1123(a)(6)).

FIFTH: The Board is authorized to make, alter or repeal the By-Laws of the Corporation.

SIXTH: Any one or more directors may be removed, with or without cause, by the vote or written consent of the holders of a majority of the issued and outstanding shares of stock of the Corporation entitled to be voted at an election of directors.

SEVENTH: Meetings of stockholders shall be held at such place, within or without the State of Delaware, as may be designated by or in the manner provided in the by-Laws, or, if not so designated, at the registered office of the Corporation in the State of Delaware. Elections of directors need not be by written ballot unless and to the extent that the By-laws so provide.

EIGHTH: The Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate in the manner now or hereafter prescribed by statute, and all rights of stockholders herein are subject to this reservation.

NINTH: To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

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IN WITNESS WHEREOF, StanTech, Inc. has caused this Certificate to be duly executed in its name and on its behalf by its duly authorized officer this 13th day of July, 2010.

StanTech, Inc.

By:	/s/ Timothy W. Hefferon
Name:	Timothy W. Hefferon
Title:	Secretary